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                                 EXHIBIT 99.1

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                               WESTERN BANCORP

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PRESS RELEASE
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Western Bancorp  (NASDAQ: WEBC)
4100 Newport Place, Suite 900
Newport Beach, California 92660
Contacts:      Matthew P. Wagner              Arnold C. Hahn
               President and                  Chief Financial Officer
               Chief Executive Officer
Phone:         310/477-2402 X 134             949/863-2351
FAX:           310/231-0321                   949/757-5844

FOR IMMEDIATE RELEASE . . . WESTERN BANCORP DISCUSSES IMPACT OF FEDERAL RESERVE RATE DECREASES ON EARNINGS

December 24, 1998

Newport Beach, California . . . Western Bancorp ("Western") announced today that as a result of the recent interest rate decreases by the Federal Reserve, Western is experiencing a squeeze on its net interest margin. Western enjoys a very low cost deposit base with approximately one third of its deposits in non interest-bearing demand deposits. As a result, however, when interest rates decline on the asset side, there is limited ability to similarly reduce the cost of funds. Therefore, Western has suffered a reduction in net interest margin. Although Western's net interest margin for the third quarter was 6.20%, this reduction in interest rates will impact Western's net interest margin in the fourth quarter of 1998 by as much as 20 basis points. In addition, it is expected this reduction in interest rates will continue to impact Western's net interest margin throughout 1999. While loan growth has improved in the second half of the year, Western's unwillingness to compromise its credit standards resulted in slow growth in the beginning of the year. This has also had a negative impact on Western's net interest margin. Although some of this loss of margin will be mitigated by gains on securities sales as Western restructures its investment portfolio and modestly lengthens the duration of the asset side of the balance sheet, Western expects fourth quarter earnings to be approximately 5% below average analysts' estimates of $0.45 before merger and legal settlement costs.

Matthew P. Wagner, President and Chief Executive Officer, stated that "Even though this squeeze on our net interest margin is a challenge, Western continues to perform very well and the recent increase in our dividend from $0.15 to $0.225 reflects our optimism."


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Western serves its clients in Southern California through its two banking subsidiaries: Southern California Bank and Santa Monica Bank. Southern California Bank serves southern Los Angeles, Orange and San Diego Counties with fifteen branches and with its specialized escrow services and asset based lending. Santa Monica Bank serves its clients in Santa Monica, Malibu, Marina del Rey, Beverly Hills, Century City, Westwood, West Hollywood, Culver City, Glendale and Encino with sixteen branches and its specialized trust and investment management services.

Forward-Looking Statements
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This press release includes forward-looking statements that involve inherent risks and uncertainties. Western Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which Western Bancorp and its subsidiaries operate, inflation or deflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating Santa Monica Bank, Western Bank, Southern California Bank and the Bank of Los Angeles, and assuming consummation of the merger of PNB Financial Group with and into Western, the process of integrating Pacific National Bank.